EXHIBIT 21

Subsidiaries of the Registrant

There are no parents of the Registrant, Walgreen Co. (an Illinois corporation). The following 14 subsidiaries are wholly owned by the Registrant, 11 of which are engaged in the operation of retail drug stores, one, Walgreens Healthcare Plus, Inc., in mail order drug operations, one, WHP Health Initiatives, Inc., in pharmacy benefit management and one, Walgreen Advance Care, Inc., in retailing of health care maintenance services.

NAME	STATE, COMMONWEALTH OR COUNTRY OF INCORPORATION
Walgreen Arizona Drug Co.	Arizona
Bond Drug Company of Illinois	Illinois
Walgreens Advance Care, Inc.	Illinois
Walgreens Healthcare Plus, Inc.	Illinois
WHP Health Initiatives, Inc.	Illinois
Walgreen Louisiana Co., Inc.	Louisiana
Walgreen Columbus Co.	Nebraska
Walgreen Fremont Co.	Nebraska
Walgreen Hastings Co.	Nebraska
Walgreen Kearney Co.	Nebraska
Walgreen Lincoln Co.	Nebraska
Walgreen Eastern Co., Inc.	New York
Walgreen of Puerto Rico, Inc.	Puerto Rico
Walgreen of San Patricio, Inc.	Puerto Rico

In addition to the above named subsidiaries, the Registrant wholly owns 6 subsidiaries engaged in service or real estate operations, and 22 inactive subsidiaries. These 28 subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

All wholly owned subsidiaries are included in the consolidated financial statements.